Project Nightingale

Quarterly Financials

($ in 000s)

			2005					2006	
	2003	2004	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	2005	1st Qtr	2nd Qtr
EBITDA, as reported	10,425	8,484	2,456	1,487	1,272	1,099	6,356	1,996	1,697
Health Acquisitions (NY)									
EBITDA, as reported	5,027	3,227	1,286	885	631	366	3,141	1,220	913
Living wage adjustment		(112)	(48)	(32)	192	-	112	-	-
Medicaid retroactive rate adj.		176	(176)	154	-	-	(22)	(112)	(42)
Provision for bad debts		800	-	-	-	712	712		
Workers' compensation refund	(160)	160							
General accounts receivable reserve	(150)	(150)	(36)	(36)	(36)	(36)	(150)	(36)	(30)
Federal Unemployment Assessment			-	-	-	-	-		33
Transit workers strike			-	-	-	-	-		20
One-time recruitment fees									
Reduced Management costs - R. Garafalow	39								
Severance - Previous President 8 wks			-	-	-	-	-	27	
Total adjustments	(271)	574	(282)	85	155	675	652	(123)	(27)
Adjusted EBITDA	4,756	3,901	1,005	970	786	1,042	3,793	1,098	887
Accredited (NJ)									
EBITDA, as reported	1,213	1,432	495	526	417	230	1,668	266	245
One-time moving costs									
Reduction in admin wages									
Reduction in rent									
Worker's compensation	80	(80)							
Union related legal and consulting fees			-	-	-	187	187	62	65
Allowance for bad debts	(25)	(25)	(6)	(6)	(6)	(6)	(25)	(6)	(6)
Total adjustments	55	(105)	(6)	(6)	(6)	181	162	56	59
Adjusted EBITDA	1,268	1,327	489	519	411	411	1,830	323	304
New England (CT)									
EBITDA, as reported	5,847	5,036	1,151	607	648	798	3,203	561	672
Third party liability settlement			(154)	(154)	(154)	(154)	(616)	-	-
Medicaid Audit									
Retroactive Medicaid rate increase	92	(92)				87	87	-	(87)
Survey related excessive labor costs			50	50	-	-	100	-	-
Survey related excessive legal & consulting		263	31	139	22	11	203	47	66
SUI penalty for a 2003 acquisition			-	-	-	-	-	-	48
On Duty bonus			-	50	-	-	50	-	-
Write-off of outstanding checks			-	-	(48)	-	(48)	-	-
Worker's comp refund	52		-	(52)	-	-	(52)	-	-
Refunds due payers			-	-	-	(48)	(48)	-	-
PEP accrual established associated with 2001	94								
Annual bad debt expense	(125)	77	(13)	(13)	55	56	84	(13)	(13)
Total adjustments	110	248	(96)	21	(126)	(50)	(240)	34	14
Adjusted EBITDA	5,957	5,284	1,056	628	521	748	2,962	596	682
CT Staffing									
EBITDA, as reported	384	266	145	66	51	78	340	91	38
Out of period receivables (CT Staffing)	50	-							
Provision for bad debts (est. annual w/os)	(20)	(20)	(5)	(5)	(5)	(5)	(20)	(5)	(5)
Total adjustments	30	(20)	(5)	(5)	(5)	(5)	(20)	(5)	(5)
Adjusted EBITDA	414	236	140	61	46	73	320	86	31

Project Nightingale

Quarterly Financials

($ in 000s)

	2003	2004	2005 1st Qtr	2005 2nd Qtr	2005 3rd Qtr	2005 4th Qtr	2005	2006 1st Qtr	2006 2nd Qtr
Medical Resources (MA)									
EBITDA, as reported	843	951	336	176	255	347	1,112	479	458
PTO Accrual		(147)	74	74	(44)	(44)	58	-	-
Bad Debt		(28)	(7)	(7)	(7)	(7)	(28)	-	68
Over accrual of WC insurance			-	-	-	91	91	(7)	(7)
Total adjustments	-	(176)	66	66	(51)	40	121	(7)	62
Adjusted EBITDA	843	775	402	241	203	386	1,233	473	520
Other reporting segments:									
NJ Staffing	36	114	(6)	(8)	-	(64)	(77)		
Impressive	(40)	13	1	(0)	-	1	2		
Home Office	(2,588)	(2,568)	(876)	(751)	(716)	(688)	(3,032)	(711)	(721)
Topside			(13)	(13)	(13)	38	-	(13)	(13)
	(2,689)	(2,440)	(895)	(772)	(729)	(711)	(3,107)	(724)	(734)
General adjustments									
Removal of discontinued operations	4	(127)	5	8	-	64	77	-	-
Transaction cost	-	78							
Passed audit differences - BDO workpapers	470	138	(3)	(3)	-	-	(5)	(4)	(4)
Total adjustments	474	89	3	6	-	64	72	(4)	(4)
Total Adjustments	388	710	(260)	166	(34)	804	747	(48)	100
Total Adjusted EBITDA	10,623	9,172	2,209	1,663	1,238	2,003	7,103	1,845	1,806